Exhibit 99
Camco Financial Announces Third Quarter Earnings
October 26, 2007 — Cambridge, Ohio (Nasdaq: CAFI) — Camco Financial Corporation (Camco or Company) reported net earnings for the quarter ended September 30, 2007, of $1.10 million, or $0.15 per share, compared to net earnings of $1.12 million, or $0.15 per share, for the same quarter in 2006. Assets totaled $1.05 billion at September 30, 2007.
For the nine months ended September 30, 2007, Camco reported net earnings of $3.95 million compared to $4.61 million of net earnings in 2006. Earnings per share for the nine months ended September 30, 2007 and 2006, were $0.54 and $0.61, respectively.
President and Chief Executive Officer Richard C. Baylor commented, “The real estate market in the Midwest continues to create a very challenging environment for most financial institutions. Bankruptcies, foreclosures and unemployment continue to rise in Ohio and competition for deposits continues to put upward pressure on marginal funding costs. We are working diligently to manage delinquencies and work with our loan customers in order to reduce losses for them, as well as our company. Realizing we are in a weak economic environment, we continue to take significant steps forward in managing our operational efficiency. We are focusing on improving noninterest income and controlling noninterest expense by exiting unprofitable lines of business and refining our operations. We continue to analyze new products to deepen relationships with our customers and we are considering several expansion opportunities in our existing footprint.”
Review of Financial Performance
The following key items summarize the Company’s financial results and operational initiatives undertaken during the third quarter of 2007:
•	The Company closed its residential loan production offices in Canton, Ohio, and Huntington, West Virginia;

•	Management combined retail banking regions from four to two;

•	Loans receivable increased $4.0 million;

•	Total deposits increased $12.0 million; retail deposits increased by $6.0 million;

•	Nonperforming assets increased $3.0 million to 2.32% of total assets;

•	Net charge-offs totaled $967,000;

•	Camco issued $5.0 million of trust preferred securities to support its previously announced share repurchase program; and,

•	A quarterly dividend of $0.15 per share was declared.
Net Interest Margin: During the third quarter of 2007, the net interest margin decreased slightly to 2.95% from 2.98% in the second quarter of 2007 but was higher than the 2.84% margin realized during the third quarter of 2006. Higher levels of loan balances and noninterest-bearing deposits helped to offset a 17 basis point increase in the cost of interest-bearing liabilities. The increase in the cost of funds reflects continued competitive pressure for deposits in Ohio and the cost of the trust preferred securities issued in July 2007.
Noninterest Income: For the quarter ended September 30, 2007, total noninterest income increased to $1.49 million from $1.25 million in the same period last year and from $1.06 million recorded in the second quarter of 2007. The second quarter of 2007 included the negative impact of net losses on other real estate owned of $339,000, compared to a net gain of $4,000 in the third quarter of 2007. Slightly higher gains on the sale of loans helped to offset lower income from the Company’s title agency subsidiary, which was impacted by lower residential loan production.
Noninterest Expense: For the quarter ended September 30, 2007, noninterest expense totaled $7.22 million compared to $6.41 million for the comparable period in 2006 and $6.44 million in the second quarter of 2007. As noted earlier, management combined the Company’s four retail banking divisions into two regions and closed two loan production offices. Severance and other personnel expenses related to these exit activities totaled $181,000 during the third quarter. Additionally,

1

the second quarter of 2007 included a reduction in compensation expense of approximately $200,000 from the adjustment of a postretirement plan accrual due to the departure of a member of senior management. On a normalized basis, compensation and benefits expense increased $30,000 compared to the second quarter of 2007 and $96,000 compared to the third quarter of 2006. Several key commercial lenders have been hired in 2007 as well as collectors in the Credit Administration department. The Company has also launched two branches since the third quarter of 2006, which increased compensation expense.
During the third quarter, other operating expenses increased $345,000 and $440,000 compared to the second quarter of 2007 and the third quarter of 2006, respectively. Professional services increased $165,000 from the second quarter due to consulting services and recruiting costs related to the hiring of commercial lending officers. Loan expenses increased primarily due to a $174,000 charge taken during the third quarter of 2007 related to the repurchase of $1.3 million of residential real estate loans.
Provision for Income Taxes: The effective tax rate fell to 24% during the third quarter of 2007 due to income tax credits earned through the Company’s investment in affordable housing projects.
Asset Quality: Net charge-offs totaled $967,000 during the third quarter of 2007. The net losses incurred during the quarter were lower than management anticipated at June 30, 2007. This positive result is due to a number of factors, including a favorable litigation settlement, rigorous negotiation with borrowers, and investors assuming commercial projects from troubled borrowers. “These are examples of the diligence of our credit administration team to minimize loan losses,” commented Mr. Baylor. “However, the deterioration of a land development project and updated information on existing classified assets resulted in the need to record a provision of $200,000 during the third quarter of 2007.”
Nonperforming assets increased to 2.32% of total assets at September 30, 2007, compared to 2.04% at June 30, 2007. Nonperforming loans increased $2.23 million during the quarter to $20.45 million at September 30, 2007. Other real estate owned increased $752,000 to $3.83 million at the end of the third quarter of 2007.
Strategic Vision:
Balance Sheet Transformation: Camco continues to execute and manage its long-term strategic plan of transforming the balance sheet primarily through increasing commercial, commercial real estate and consumer loan portfolios and aggregating core deposits. Camco hired two commercial loan officers during the third quarter. Management is in the process of restructuring the Company’s Retail Banking line of business, including the assessment of key personnel and the implementation of business development officers who will be charged with aggregating small business and retail deposits.
Commercial and consumer loans increased $3.0 million and $5.4 million, respectively, during the third quarter. Commercial and consumer loans comprised 52.3% of the loan portfolio at September 30, 2007, compared to 49.1% at December 31, 2006. Core deposits (defined as transaction, savings and money market accounts) comprised 40.2% of deposits at September 30, 2007, compared to 38.5% at December 31, 2006.
Share Repurchase Plan: In April 2007, Camco announced the renewal of a share repurchase plan that authorized the buyback of up to 5% of Camco’s common stock. During the first nine months of 2007, Camco repurchased 263,388 shares of common stock. Camco may purchase an additional 143,024 shares under this plan. In July 2007, the Company issued $5.0 million of trust preferred securities to fund the share repurchase plan and for general corporate purposes.
Branch Optimization and Profitability Improvement Initiatives: During the second quarter of 2007, Camco initiated an internal and external review of its branch network and sales delivery channels and processes. The review focused on operational process efficiency, noninterest income enhancement and branch delivery. Camco began implementing the results of this initiative in the third quarter of 2007.
The closure of the loan production offices and the consolidation of two regions are part of this plan. On October 23, 2007, management and the board of directors approved the closure of one banking office in the Company’s Northern Kentucky market, subject to regulatory approval. The Company has two other banking offices within three miles from the location to be closed. Management does not anticipate a material loss of deposits as 85% of the deposits assigned to this office is comprised of time deposits or money market accounts and the level of transactions and the number of customers serviced by this office are very low. Management anticipates the banking office closure will be completed by January 31, 2008. Management expects the employees to be absorbed in other open positions within the Company.

Management has dispatched a project team to address, plan and implement the operational and communicative tasks necessary to improve fee collection and address pricing of deposit and loan services. Camco expects to see the benefits of this noninterest income initiative throughout 2008. Additional improvement in earnings is expected to come from several noninterest expense reduction and operational efficiency projects.
Mr. Baylor stated, “Senior Management is committed to and the Board of Directors is deeply engaged in the execution of our profitability improvement program. Management recently completed a two-day strategic planning session with the Board, during which we identified the issues, opportunities and risks facing Camco Financial Corporation.”
Management Structure: Camco realigned the senior management structure in order to improve communication and to assign clear levels of responsibility and accountability. The Company’s Executive Vice President and Chief Operating Officer, D. Edward Rugg, has accepted the position of Executive Vice President and Chief Credit Officer. Mr. Rugg will oversee Commercial and Small Business Lending underwriting and he will manage the efforts undertaken by the Credit Administration department to improve collections and mitigate loss on delinquent loans and nonperforming assets. Edward A. Wright, Senior Vice President — Operations, now reports directly to the Company’s Chief Executive Officer. He will continue to manage Deposit Operations, Customer Care and a new Electronic Banking Service and Support Department as well as Information Technology and Loan Servicing. Kemper C. Allison was promoted to Senior Vice President and Chief Lending Officer. Mr. Allison is responsible for the Company’s Commercial, Consumer and Residential loan lines of business. Mr. Allison will coordinate product development and the production efforts of the Company’s lending team. David S. Caldwell will continue to lead Camco’s Retail Banking and Marketing efforts as Senior Vice President — Retail Banking. Eric S. Nadeau will continue to serve as Senior Vice President, Treasurer and Chief Financial Officer of Camco. James W. Chugg, Vice President and Director of Human Resources was elevated to report directly to the Chief Executive Officer, highlighting the importance of corporate communications and employee training and development as Camco continues is strategic transformation.
About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state financial holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services in Ohio, Kentucky and West Virginia. Additional information about Camco Financial may be found on the Company’s web sites: www.camcofinancial.com or www.advantagebank.com.
Contacts:
Richard C. Baylor, Chief Executive Officer and President
Phone: 740-435-2040
Eric S. Nadeau, Chief Financial Officer and Treasurer
Phone: 740-435-2044
The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Financials Attached.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Assets
Cash and Cash Equivalents	16,950	21,596	24,099	26,542	21,459
Investments	100,671	102,275	108,602	110,955	113,625

Loans Held for Sale	2,733	3,134	3,415	3,664	3,423

Loans Receivable	847,531	843,535	838,637	831,722	844,921
Allowance for Loan Loss	(6,253)	(7,020)	(7,126)	(7,144)	(7,084)

Loans Receivable, Net	841,278	836,515	831,511	824,578	837,837

Goodwill	6,683	6,683	6,683	6,683	6,683
Other Assets	79,603	74,458	75,080	75,794	74,570

Total Assets	$1,047,918	$1,044,661	$1,049,390	$1,048,216	$1,057,597

Liabilities
Deposits	694,016	682,011	685,341	684,782	684,911
Borrowed Funds	245,850	259,750	258,285	257,139	268,935
Other Liabilities	18,955	12,752	14,533	15,203	13,055

Total Liabilities	958,821	954,513	958,159	957,124	966,901

Stockholders’ Equity	89,097	90,148	91,231	91,092	90,696

Total Liabilities and Stockholders’ Equity	$1,047,918	$1,044,661	$1,049,390	$1,048,216	$1,057,597

Stockholders’ Equity to Total Assets	8.50%	8.63%	8.69%	8.69%	8.58%

Total Shares Outstanding	7,202,095	7,327,835	7,419,546	7,463,056	7,460,813

Book Value Per Share	$12.37	$12.30	$12.30	$12.21	$12.16

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	9 Months	9 Months
	Ended	Ended
	9/30/07	9/30/06
	(Unaudited)	(Unaudited)
Interest Income:
Loans	43,607	40,600
Mortgage-backed securities	1,646	1,843
Investment securities	1,830	1,609
Interest-bearing deposits and other	2,464	2,462

Total Interest Income	49,547	46,514

Interest Expense:
Deposits	18,871	15,276
Borrowings	8,461	8,753

Total Interest Expense	27,332	24,029

Net Interest Income	22,215	22,485

Provision for Losses on Loans	515	1,080

Net Interest Income After Provision for Loan Losses	21,700	21,405

Noninterest Income:
Late charges, rent and other	2,099	1,830
Loan servicing fees	1,030	1,067
Service charges and other fees on deposits	1,272	1,108
Gain on sale of loans	264	235
Mortgage servicing rights	(202)	(181)
Gain (loss) on sale of investment, mbs & fixed assets	(19)	24
Gain (loss) on sale of real estate acq’d through foreclosure	(318)	(66)

Total noninterest income	4,126	4,017

Noninterest expense:
Employee compensation and benefits	9,884	9,383
Occupancy and equipment	2,635	2,385
Data processing	887	1,041
Advertising	1,019	842
Franchise taxes	830	759
Other operating	4,968	4,204

Total noninterest expense	20,223	18,614

Earnings before provision for inome taxes	5,603	6,808
Provision for income taxes	1,651	2,194

Net Earnings	3,952	4,614

Earnings Per Share Reported:
Basic	$0.54	$0.61
Diluted	$0.54	$0.61

Basic Weighted Number of Shares Outstanding	7,375,164	7,520,237
Diluted Weighted Number of Shares Outstanding	7,377,009	7,523,444

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	3 Months	3 Months	3 Months
	Ended	Ended	Ended	Ended	Ended
	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	14,879	14,577	14,151	14,164	13,860
Mortgage-backed securities	553	533	560	585	602
Investment securities	590	600	640	603	590
Interest-bearing deposits and other	801	825	838	822	848

Total Interest Income	16,823	16,535	16,189	16,174	15,900

Interest Expense:
Deposits	6,537	6,330	6,004	5,972	5,744
Borrowings	2,908	2,755	2,798	2,770	2,904

Total Interest Expense	9,445	9,085	8,802	8,742	8,648

Net Interest Income	7,378	7,450	7,387	7,432	7,252

Provision for Losses on Loans	200	120	195	360	360

Net Interest Income After Provision for Loan Losses	7,178	7,330	7,192	7,072	6,892

Noninterest Income:
Late charges, rent and other	638	685	776	616	642
Loan servicing fees	335	343	352	345	354
Service charges and other fees on deposits	462	430	380	371	325
Gain on sale of loans	107	71	86	60	56
Mortgage servicing rights	(22)	(127)	(53)	(368)	(113)
Gain (loss) on sale of investment, mbs & fixed assets	(29)	—	10	(3)	23
Gain (loss) on sale of real estate acq’d through foreclosure	4	(339)	17	(5)	(41)

Total noninterest income	1,495	1,063	1,568	1,016	1,246

Noninterest expense:
Employee compensation and benefits	3,477	3,066	3,341	3,028	3,200
Occupancy and equipment	891	875	869	797	825
Data processing	317	285	285	302	316
Advertising	358	339	322	316	319
Franchise taxes	276	286	268	268	285
Other operating	1,905	1,585	1,478	1,584	1,465

Total noninterest expense	7,224	6,436	6,563	6,295	6,410

Earnings before provision for income taxes	1,449	1,957	2,197	1,793	1,728
Provision for income taxes	348	610	693	533	608

Net earnings	1,101	1,347	1,504	1,260	1,120

Earnings Per Share Reported:
Basic	$0.15	$0.18	$0.20	$0.17	$0.15
Diluted	$0.15	$0.18	$0.20	$0.17	$0.15

Basic Weighted Number of Shares Outstanding	7,278,187	7,392,499	7,457,583	7,462,642	7,474,665
Diluted Weighted Number of Shares Outstanding	7,281,087	7,393,779	7,458,931	7,464,547	7,477,519

Camco Financial Corporation
Selected Ratios and Statistics
Periods Ended September 30, 2007 and 2006
(In thousands, except for per share data and shares outstanding)

	3 Months	3 Months	9 Months	9 Months
	Ended	Ended	Ended	Ended
	9/30/07	9/30/06	9/30/07	9/30/06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	4.90%	4.95%	5.80%	6.78%

Return on average assets	0.42%	0.42%	0.50%	0.58%

Interest rate spread	2.55%	2.52%	2.58%	2.64%

Net interest margin	2.95%	2.84%	2.96%	2.94%

Yield on earning assets	6.72%	6.22%	6.59%	6.07%

Cost of deposits	4.02%	3.50%	3.87%	3.16%

Cost of funds	4.54%	4.19%	4.38%	4.03%

Total cost of interest bearing liabilities	4.17%	3.70%	4.01%	3.43%

Noninterest expense to average assets	2.76%	2.41%	2.58%	2.33%

Efficiency ratio	81.42%	75.43%	76.77%	70.24%

Nonperforming assets to total assets	2.32%	1.89%	2.32%	1.89%

Non performing loans to total net loans including loans held for sale	2.43%	1.97%	2.43%	1.97%

Allowance for loan losses to total loans	0.74%	0.85%	0.74%	0.85%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate

Camco Financial Corporation
Averages for Quarters Ended
September and June 2007 and September 2006
(In thousands, except for per share data and shares outstanding)

	September 30, 2007			June 30, 2007			September 30, 2006
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest-Earning Assets:
Loans held for sale	2,934			4,190	—		2,278
Loans receivable — net	841,265	14,879	7.05%	834,249	14,577	6.95%	841,094	13,860	6.57%
Mortgage-backed securities	51,225	553	4.32%	50,479	533	4.22%	57,311	602	4.20%
Investment securities	50,539	590	4.67%	54,313	600	4.42%	56,634	590	4.17%
Interest-bearing deposits and other	55,006	801	5.82%	57,725	825	5.72%	64,387	848	5.27%

Total interest earning assets	1,000,969	16,823	6.72%	1,000,956	16,535	6.61%	1,021,704	15,900	6.22%

Noninterest-earning assets	47,667			46,760			44,046

Total Assets	1,048,636			1,047,716			1,065,750

Interest-Bearing Liabilities:
Deposits	650,830	6,537	4.02%	651,792	6,330	3.88%	656,621	5,744	3.50%
Advances & Borrowings	256,078	2,908	4.54%	255,830	2,755	4.31%	277,325	2,904	4.19%

Total interest-bearing liabilities	906,908	9,445	4.17%	907,622	9,085	4.00%	933,946	8,648	3.70%

Noninterest-bearing sources:
Noninterest-bearing liabilities	51,784			48,890			41,293
Shareholders’ equity	89,944			91,204			90,511

Total Liabilities and Shareholders’ Equity	1,048,636			1,047,716			1,065,750

Net Interest Income & Margin		7,378	2.95%		7,450	2.98%		7,252	2.84%